Exhibit 99.1

CIBER, Inc.

5251 DTC Parkway, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

For Immediate Release	Contacts:	Jennifer Matuschek	Diane Stoner
		VP/Investor Relations	Media Relations
		303-220-0100	303-220-0100
		jmatuschek@ciber.com	dstoner@ciber.com

CIBER REPORTS 2007 THIRD QUARTER AND NINE MONTHS RESULTS

EPS Increased 20% Over Year Ago Quarter, Fiscal Outlook Updated

GREENWOOD VILLAGE, Colorado — October 24, 2007 — CIBER, Inc. (NYSE: CBR), today reported results for the third quarter and nine months ended September 30, 2007.

Financial Highlights -

Third Quarter

•                  Revenue was $265.7 million, an increase of $19.1 million, or 8% (5% organic) as compared to 2006’s third quarter.

•                  Gross profit margins were 27.4%, a 70 basis point improvement from the year earlier quarter.

•                  Net income of $7.5 million represented a $1.4 million (23%) improvement year-over-year.

•                  GAAP EPS of $0.12 per share was a 20% improvement from $0.10 per share in 2006.

Nine Months Results

•                  Revenue of $791.5 million was a $53.1 million improvement to the like 2006 period, an increase of 7%, 4% of which was organic.

•                  Gross profit margins were 27.4%, a 60 basis point increase year-over-year.

•                  Net income was $21.9 million, a $4.6 million (27%) increase as compared to the year earlier period.

•                  GAAP EPS was $0.35 per share, a 25% improvement from $0.28 per share for the first nine months of 2006.

Management Comments

                “Our third quarter results overall exceeded our revenue expectations and were in line with our earnings expectations at quarter’s outset.  We are pleased to report another strong year-over-year performance,” said Mac Slingerlend, CIBER’s President and Chief Executive Officer.  “Once again, strong European contributions led the third quarter improvements, but solid results from our US ERP services business unit also contributed to this current success.”

Business Unit Comments

US Commercial Practice

•                  Revenue increased approximately 2% and operating income increased 13% year-over-year for the third quarter.

•                  New operational leadership was appointed on October 1st with a focus on greater growth.  Messrs. Hadzi and Mancuso were promoted and will split responsibilities for this largest operating group.  Tony Phillips, a 16-year CIBER veteran, was also added as a Regional Vice President earlier this month.

European Practice

•                  A very solid summer revenue quarter (up 19% organically) was led by improved results in several countries, including Germany, Sweden, Norway, the UK, the Netherlands and Australia/New Zealand.

•                  Operating margins continue to improve and were up significantly to 6.7% for the quarter.

State & Local Government Practice

•                  At quarter’s end a $10 million child welfare system was awarded in Nevada.

•                  We are making progress with the City of New Orleans and FEMA on collecting aged receivables; our relationship with this client remains very good.

Federal Government Practice

•                  The Federal spending environment remains challenged, but we are very encouraged with our new business initiatives; we continue to focus particularly on bidding vehicles for 2007.

•                  Billable headcounts were stable in the third quarter.

CIBER Enterprise Solutions (US ERP Practices)

•                  On September 4th, we acquired Metamor Enterprise Solutions LLC, an SAP consultancy, to enhance our US SAP business model and assist with increasing demand.

•                  Year-over-year operating margins for the quarter improved greatly in this Practice, while simultaneously growing revenue 5% organically, despite a seasonally slow and product migration challenged hardware reselling period.

Pipeline and Wins

                CIBER’s US pipeline (excluding Europe) at September 30, 2007 was $3.0 billion, flat with the June 30, 2007 number.  Wins for the seasonally slow third quarter (including Europe) were approximately $250 million, approximately a 1:1 book-to-bill ratio.

Balance Sheet — as of September 30, 2007

•      Cash was $32.0 million; bank line of credit borrowings were $19.1 million.

•      Shareholder equity increased to $445.4 million.

•      DSOs on services were 74 days, a 3 day sequential seasonal increase.

•                  CIBER purchased 425,000 shares in treasury during the third quarter, at an average of $7.66 per share, bringing year-to-date purchase to 1.575 million shares at an average cost of $7.52 per share.

Outlook

                The company currently anticipates, for the fourth quarter of 2007, revenue will be $262-268 million and GAAP EPS will be $0.13-0.15 per share.

                Accordingly, CIBER is raising its 2007 fiscal year revenue outlook to $1.054-1.060 billion and updating its GAAP EPS outlook to $0.48-0.50 per share.

Conference Call and Webcast

                A webcast to discuss the company’s financial results and outlook will be held at 11:00 a.m. ET on October 24, 2007, and may be heard live by visiting the Investor Relations portion of the company website at www.ciber.com/cbr/.  To participate in the call, dial 800-240-4186 within the United States, and 303-262-2138 internationally, using the conference ID number 11098854.  A replay of the conference call will be available through November 23, 2007 by dialing 800-405-2236 within the United States, and 303-590-3000 internationally, using the ID number 11098854.  The replay will also be available on CIBER’s website.

About CIBER, Inc.

CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER’s global delivery services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974 and headquartered in Greenwood Village, Colo., the company now serves client businesses from over 60 US offices, 20 European offices and five offices in Asia.  Operating in 18 countries, with over 8,000 employees and annual revenue of approximately $1 billion, CIBER and its IT specialists continuously build and upgrade clients’ systems to “competitive advantage status.”  CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index. CIBER, ALWAYS ABLE. www.ciber.com

Forward-Looking and Cautionary Statements

Statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.  CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements.  CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.  Copyright© 2007.

CIBER, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
In thousands, except per share data	September 30,		September 30,
	2006	2007	2006	2007
Consulting services	$231,517	$253,496	$695,590	$749,726
Other revenue	15,101	12,241	42,739	41,739
Total revenue	246,618	265,737	738,329	791,465

Cost of consulting services	173,814	185,423	520,178	549,912
Cost of other revenue	7,269	7,533	20,213	24,859
Selling, general and administrative expenses	54,070	57,478	160,591	171,217
Amortization of intangible assets	1,592	1,456	4,530	4,256
Operating income	10,269	13,847	32,817	41,221
Other expense, net	1,469	2,147	5,522	6,257
Income before income taxes	8,800	11,700	27,295	34,964
Income tax expense	2,728	4,234	10,021	13,085
Net income	$6,072	$7,466	$17,274	$21,879

Earnings per share — diluted	$0.10	$0.12	$0.28	$0.35

Weighted average shares — diluted	62,234	61,820	62,369	62,054

For the three months ended September 30, 2006 and 2007, respectively, earnings per share — basic were $0.10 and $0.12 and weighted average shares — basic were 61,810 and 61,042.

For the nine months ended September 30, 2006 and 2007, respectively, earnings per share — basic were $0.28 and $0.36 and weighted average shares — basic were 61,966 and 61,283.

CIBER, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

In thousands	December 31, 2006	September 30, 2007
Assets
Current assets:
Cash and cash equivalents	$33,319	$32,029
Accounts receivable, net	226,055	250,128
Prepaid expenses and other current assets	21,020	26,404
Deferred income taxes	3,748	5,821
Total current assets	284,142	314,382

Property and equipment, net	26,521	25,487
Intangible assets, net	453,106	472,915
Other assets	15,910	13,765
Total assets	$779,679	$826,549

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$41,486	$28,412
Accrued compensation and related liabilities	43,579	55,576
Other accrued expenses and liabilities	51,173	56,765
Income taxes payable	7,147	10,974
Total current liabilities	143,385	151,727

Long-term line of credit — bank	11,949	19,116
Long-term debentures	175,000	175,000
Other long-term liabilities	31,975	33,041
Total liabilities	362,309	378,884

Minority interest	1,248	2,291

Shareholders’ equity	416,122	445,374
Total liabilities and shareholders’ equity	$779,679	$826,549

CIBER, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
In thousands	2006	2007
Operating activities:
Net income	$17,274	$21,879
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,251	8,736
Amortization of intangible assets	4,530	4,256
Other, net	(7,393)	(11,757)
Net cash provided by operating activities	23,662	23,114

Investing activities:
Acquisitions, net of cash acquired	(9,854)	(17,316)
Purchases of property and equipment, net	(7,830)	(8,631)
Sale of property and equipment	—	1,864
Other, net	(565)	—
Net cash used in investing activities	(18,249)	(24,083)

Financing activities:
Employee stock purchases and options exercised	3,825	4,912
Purchases of treasury stock	(6,731)	(11,845)
Borrowings (payments) on long-term bank line of credit, net	(19,845)	7,167
Other, net	7	(2,208)
Net cash used in financing activities	(22,744)	(1,974)

Effect of foreign exchange rate changes on cash	986	1,653
Net decrease in cash and cash equivalents	(16,345)	(1,290)
Cash and cash equivalents, beginning of period	40,661	33,319
Cash and cash equivalents, end of period	$24,316	$32,029

Selected Financial Information

Unaudited Reconciliation of Non-GAAP and Segment Financial Measures

I.                 Reconciliation of Revenue Growth Components ($ in Millions)

Three Months Ended

Practices	Sept. 30, 2006	Organic	Acquired	Foreign Exchange	Total	Sept. 30, 2007
Commercial	$87.2	2.2%	—%	—%	2.2%	$89.1

State & Local	36.9	(4.9)	—	—	(4.9)	35.1

US ERP (CES)	28.6	4.7	3.7	—	8.4	31.0

Federal	34.6	(1.2)	—	—	(1.2)	34.2

Europe	59.3	18.6	—	10.1	28.7	76.3
	$246.6	5.0%	0.4%	2.4%	7.8%	$265.7

Nine Months Ended

Practices	Sept. 30, 2006	Organic	Acquired	Foreign Exchange	Total	Sept. 30, 2007
Commercial	$266.1	1.0%	—%	—%	1.0%	$268.7

State & Local	106.0	1.4	—	—	1.4	107.5

US ERP (CES)	87.5	1.2	1.2	—	2.4	89.6

Federal	105.7	(3.2)	—	—	(3.2)	102.3

Europe	173.0	17.6	0.9	10.6	29.1	223.4

	$738.3	4.4%	0.3%	2.5%	7.2%	$791.5

II.             Segment Operating Results Analysis

Operating Results Analysis

($ In millions)

	Three Months Ended				Nine Months Ended
By Practice	Sept. 30, 2006		Sept. 30, 2007		Sept. 30, 2006		Sept. 30, 2007
		% of		% of		% of		% of
	Amount	Revenue	Amount	Revenue	Amount	Revenue	Amount	Revenue
Revenue
Commercial*	$87.2	35%	$89.1	33%	$266.1	36%	$268.7	34%
State & Local	36.9	15	35.1	13	106.0	14	107.5	14
US ERP (CES)	28.6	12	31.0	12	87.5	12	89.6	11
Federal	34.6	14	34.2	13	105.7	14	102.3	13
Europe*	59.3	24	76.3	29	173.0	24	223.4	28
Total	$246.6	100%	$265.7	100%	$738.3	100%	$791.5	100%

		%		%		%		%
		of Div.		of Div.		of Div.		of Div.
Operating Income		Revenue		Revenue		Revenue		Revenue
Commercial*	$6.2	7%	$7.0	8%	$18.2	7%	$22.0	8%
State & Local	3.3	9	2.5	7	8.9	8	9.7	9
US ERP (CES)	1.7	6	3.1	10	7.0	8	8.8	10
Federal	3.4	10	3.0	9	10.4	10	8.8	9
Europe*	3.3	6	5.1	7	8.8	5	13.1	6
Corporate	(6.0)	(2)	(5.4)	(2)	(16.0)	(2)	(16.9)	(2)
EBITA	11.9	5%	15.3	6	37.3	5%	45.5	6%
Amort. Expense	(1.6)	(1)	(1.5)	(1)	(4.5)	(1)	(4.3)	(1)
Operating Income	$10.3	4%	$13.8	5%	$32.8	4%	$41.2	5%

*U.S. Commercial includes India’s results and domestic eliminations; Europe includes Eastern Asia & Australia/NZ results

III.                                 EBITDA Reconciliation to Net Income (000’s omitted)

	Three Months Ended		Nine Months Ended
	Sept. 30, 2006	Sept. 30, 2007	Sept. 30, 2006	Sept. 30, 2007
Net Income	$6,072	$7,466	$17,274	$21,879
Income Tax	2,728	4,234	10,021	13,085
Pre-Tax Income	8,800	11,700	27,295	34,964
Other Expense, net	1,469	2,147	5,522	6,257
Operating Income	10,269	13,847	32,817	41,221
Amortization	1,592	1,456	4,530	4,256
Depreciation	3,277	2,961	9,251	8,736
EBITDA	$15,138	$18,264	$46,598	$54,213

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